Exhibit 99.1

Deep Down, Inc. (now Koil Energy Solutions, Inc.) Announces Third Quarter 2022 Results

Houston, TX – November 14, 2022 – Deep Down, Inc. (OTCQB: DPDW) (“Deep Down” or the “Company”), a specialist in deepwater production and distribution equipment and services, today reported results for its quarter ended September 30, 2022.

Deep Down at a Glance:

Share Price†:	$0.70	Cash*:	$3.5M
52-Week Range†:	$0.42 - $0.80	Book Value*:	$8.4M
Shares Out.†:	11.9M	Price / Book Value:	1.0x
Market Cap†:	$8.3M	TTM Revenue:	$14.6M
*As of 09/30/22; †As of 11/11/22

Charles Njuguna, Deep Down’s CEO, commented, “Deep Down’s top-line results for the third quarter of 2022 are indicative of the ongoing challenges that face the offshore industry. Inflation, certain geopolitical events, and the possibility of a prolonged recession continue to weigh on the timing of our customers’ deepwater project schedules. Despite these macroeconomic factors, we have recently seen an increase in bidding activity and deeper customer engagement for both new projects and additional scope on several previously awarded projects. We suspect that the combination of OPEC+’s current proactive stance to reduce production, underperforming US production, and limited non-OPEC+ production capacity will encourage increased investment to bring balance to the markets. Our participation in this potential supply-led upcycle is essential for our business to achieve a sustained level of growth.

“We pride ourselves in being one of the most creative problem-solving groups in the industry, and we have been hard at work solidifying this reputation by offering the most effective solutions for our customers. Promoting this culture internally enabled us to expand our core offerings and provide several new products and services during the third quarter of 2022. These projects ranged from utilizing our first-class services for pipeline testing and the testing of riser joints to leveraging our experienced carbon welding team to fabricate pipeline maintenance equipment for a key customer. We are encouraged by these new scopes of work and will look to leverage this experience as we pursue further growth opportunities.

“We successfully transitioned the Company’s operations to our newly leased premises, and we are excited that our new headquarters will enrich our team’s ability to support the needs of our clients as well as allow us to expand our core competencies beyond our traditional core products and services. Secondly, rebranding the company from Deep Down, Inc. to Koil Energy Solutions, Inc. was the next step in promoting our core competencies to expand our product and service offerings into new markets. While we are still awaiting approval from the Financial Industry Regulatory Authority for our name and ticker symbol change, we have moved forward with this change operationally and are currently working with our customers under the new brand.

“The growth of our business remains a top priority and managing cash flow and preserving liquidity remains of critical importance. Bidding and project activity remain strong, and we are confident our streamlined operations and continued focus on our core strengths will enable us to be the primary choice for our customers. We also remain cautiously optimistic that we are positioned for further success in the renewable energy segments as the opportunities within this segment continue to build. This, combined with our recent rebranding efforts to Koil Energy and completing the move to our new headquarters, will provide us with the momentum needed to achieve this desired growth.”

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Operating Results

Deep Down’s revenues for the three months ended September 30, 2022 (“Q3 2022”) decreased 36 percent to $2.3 million compared to $3.6 million for the three months ended September 30, 2021 (“Q3 2021”) primarily due to an overall decline in project activity characterized by a shift from product-oriented, fixed price contracts to short duration projects utilizing our support services and rental solutions.

Gross profit for Q3 2022 was $0.3 million, or 12 percent of revenues, compared to Q3 2021 gross profit of $0.8 million, or 24 percent of revenues. The decrease in gross profit was driven by the decrease in revenues and an increase in lower margin passthrough service costs incurred on certain projects for the three months ended September 30, 2022.

Operating expenses were $1.7 million, or 75 percent of revenues, in Q3 2022 compared to $1.4 million, or 39 percent of revenues, in Q3 2021. The $0.3 million, or 21 percent, increase in operating expenses was mainly due to incurring costs related to the Company’s relocation to a new facility during the three months ended September 30, 2022.

Due to the factors discussed above, Deep Down reported a Q3 2022 net loss of $1.6 million, or a $0.13 loss per diluted share, compared to a Q3 2021 net profit of $0.3 million, or $0.03 per diluted share. Per share results for Q3 2022 and Q3 2021 are based on 11.89 million and 12.45 million weighted average shares outstanding, respectively.

Deep Down reported a negative $1.0 million modified EBITDA in Q3 2022 compared to a modified EBITDA of negative $0.4 million in Q3 2021. The decrease in modified EBITDA was primarily driven by the decline in revenues during the three months ended September 30, 2022 as compared to the three months ended September 30, 2021.

Financial Strength

At September 30, 2022, Deep Down had working capital of $4.5 million, which includes cash of $3.5 million and net receivables of $2.3 million. Total shareholders’ equity was 8.4 million, or approximately $0.70 per common share. Given the Company’s current capital structure, Deep Down remains in a strong financial position for continued growth.

About Deep Down, Inc. (www.deepdowninc.com)

Deep Down (now Koil Energy Solutions) is a leading energy services company offering subsea equipment and support services to the world’s energy and offshore industries. We provide innovative solutions to complex customer challenges presented between the production facility and the energy source. Our core services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, and related services. Additionally, Deep Down’s highly experienced team can support subsea engineering, manufacturing, installation, commissioning, and maintenance projects located anywhere in the world.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Investor Relations:

Trevor Ashurst

ir@koilenergy.com

281-862-2201

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(UNAUDITED)

Comparative Condensed Consolidated Income Statement

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands, except per share amounts)
Revenues	$2,257	$3,550	$9,357	$12,000
Cost of sales	1,988	2,713	6,193	8,029
Gross profit	269	837	3,164	3,971
Total operating expenses	1,692	1,401	4,894	4,843
Operating income (loss)	(1,423)	(564)	(1,730)	(872)
Total other (income) expense	152	(901)	(83)	(2,091)
Income (loss) before income tax expense	(1,575)	337	(1,647)	1,219
Income tax expense	4	5	19	15
Net income (loss)	$(1,579)	$332	$(1,666)	$1,204
Net income (loss) per share, basic and diluted	$(0.13)	$0.03	$(0.14)	$0.10
Weighted-average shares outstanding, basic and diluted	11,888	12,445	12,012	12,441

Comparative Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2022	2021
	(In thousands)
Assets:
Cash	$3,543	$3,676
Other current assets	3,831	7,288
PP&E, net	3,166	1,727
Other non-current assets	7,339	2,035
Total assets	$17,879	$14,726

Liabilities:
Current liabilities	2,903	3,866
Other long-term liabilities	6,625	588
Total liabilities	9,528	4,454
Stockholders' equity	8,351	10,272
Total liabilities and stockholders' equity	$17,879	$14,726

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA, CONTINUED

(UNAUDITED)

Modified EBITDA data:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Net income (loss)	$(1,579)	$332	$(1,666)	$1,204

Add: Interest expense, net	5	1	10	8
Add: Income tax expense	4	5	19	15
Add: Depreciation and amortization	161	209	530	731
Add: Share-based compensation	–	9	71	46
Add: Relocation costs	262	–	291	–
Add: Loss on sale of asset	147	148	(41)	94
Deduct: Forgiveness of PPP loan	–	(1,111)	–	(2,222)
Deduct: Reversal of litigation accrual	–	–	(100)	–

Modified EBITDA	$(1,000)	$(407)	$(886)	$(124)

Cash flow data:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Cash provided by (used in):
Operating activities	$1,298	$(410)	$2,078	$(1,053)
Investing activities	(1,194)	45	(1,961)	(95)
Financing activities	–	–	(250)	1,111
Change in cash	$104	$(365)	$(133)	$(37)

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